Exhibit 99.1

January 21, 2004	Contact: Craig McCollam Dionex Corporation 408-481-4107

DIONEX REPORTS RECORD SALES AND EARNINGS FOR SECOND QUARTER

FOR RELEASE WEDNESDAY, JANUARY 21, 2004, 1:05 P.M. PST

Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings for its second quarter and first six months of fiscal 2004.

For the second quarter ended December 31, 2003, sales were $65.5 million, an increase of 20%, compared with the $54.5 million reported for the same period last year. Excluding the favorable effects of currency fluctuations, sales growth would have been 11% for the quarter. Diluted earnings per share were $.49 for the second quarter, showing an increase of 20% over the $.41 reported in the second quarter last year. Cash flow from operations was $9 million in the quarter.

For the first six months of fiscal 2004, sales totaled $118.8 million, an increase of 17%, compared with the $101.8 million reported for the first six months of fiscal 2003. Excluding the favorable effects of currency fluctuations, sales for the first six months increased by 10%. Diluted earnings per share for the first six months ended December 31, 2003, were $.84, an increase of 20%, compared with the $.70 per share reported in the first half of last year. Cash flow from operations for the first six months was strong and totaled approximately $22 million.

During the second quarter, the Company repurchased 53,900 shares of its common stock, bringing the total shares repurchased to 336,000 for the first six months of this fiscal year.

A. Blaine Bowman, Chairman of the Board, commenting on the results, said, “We are very happy with our results for the second quarter and first six months. These results continue a string of strong growth in both sales and earnings that started in the last quarter of fiscal 2002. In fact, this quarter’s results were a record, as we achieved the highest level of sales and earnings in the company’s history. We received a boost from a weaker U.S. dollar, which helped increase consolidated sales by approximately 9 percentage points. We experienced strong growth in both our ion chromatography (IC) and HPLC product lines. We continue to see the benefits of our strategic initiatives, especially in the area of IC, where our products introduced in March 2003 are fueling good growth.”

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “Our results reflect the continued drive by all of our people to achieve our strategic goals and to implement our growth initiatives. We reported very strong growth in both sales and earnings per share. Our North American business grew in the low-single digits this quarter after an extremely strong first quarter, as government spending was not as strong in the second quarter. Europe reported very strong growth, with sales growing over 20% in reported dollars and in the low-double digits in local currency. Our Asia/Pacific business, especially in Japan, expanded strongly again, growing over 40% in reported dollars and over 30% in local currency.

“We saw good growth in our key markets of life sciences and environmental. In our other markets, we saw good growth except for the chemical/petrochemical area.

“Looking forward to the third quarter, we believe that we have good momentum. We estimate that our sales will be in the range of $64-$66 million and earnings per share will be in the range of $.46-$.49. For the entire year, we are increasing our guidance. We estimate that sales will be in the range of $245-$250 million and our earnings per share will be in the range of $1.78-$1.82. In developing these estimates, we believe that we will continue to see benefits from our products introduced in the last 12 months and that there will be some minor improvements in economic conditions in North America and Europe. In addition, we have assumed no changes in currency rates from where they were at December 31, 2003.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss second quarter results in a conference call on Wednesday, January 21, 2004 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, January 22, 2004 until 5:00 p.m. PT, Friday, February 6, 2004.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$65,539	$54,478	$118,815	$101,750
Cost of sales	21,837	18,321	39,845	35,272

Gross profit	43,702	36,157	78,970	66,478

Operating expenses:
Selling, general and administrative	22,894	19,138	42,062	36,223
Research and product development	5,027	4,334	9,598	8,240

Total operating expenses	27,921	23,472	51,660	44,463

Operating income	15,781	12,685	27,310	22,015
Interest income, net	163	109	212	126
Other income(expense), net	4	390	(328)	390

Income before taxes on income	15,948	13,184	27,194	22,531
Taxes on income	5,183	4,285	8,838	7,323

Net income	$10,765	$8,899	$18,356	$15,208

Basic earnings per share	$0.51	$0.42	$0.87	$0.72

Diluted earnings per share	$0.49	$0.41	$0.84	$0.70

Shares used in computing per share amounts:
Basic	21,135	21,161	21,058	21,137

Diluted	21,985	21,713	21,885	21,629

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2003 AND JUNE 30, 2003
(In thousands)

	December 31,	June 30,
	2003	2003

	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$67,278	$46,831
Marketable equity securities	1,674	1,402
Accounts receivable, net	47,843	46,613
Inventories	25,011	25,462
Other current assets	14,660	12,737

Total current assets	156,466	133,045
Property, plant and equipment, net	47,667	45,436
Goodwill and other intangible assets	29,858	28,856
Other assets	5,340	5,763

	$239,331	$213,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,774	$1,334
Accounts payable	6,526	5,443
Accrued liabilities	29,435	29,045
Income taxes payable	2,586	6,189
Accrued product warranty	3,433	3,188

Total current liabilities	43,754	45,199
Deferred income taxes and other	8,294	8,121
Long term debt	280	500
Stockholders’ equity	187,003	159,280

	$239,331	$213,100

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